Exhibit 99.2

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

September 30, 2016 and December 31, 2015

(Unaudited)

(In thousands, except share par value amounts)

	September 30, 2016	December 31, 2015
ASSETS
Properties:
Income producing	$3,419,180	$3,337,531
Less: accumulated depreciation	(482,551)	(438,992)

Income producing properties, net	2,936,629	2,898,539
Construction in progress and land	133,131	167,478
Property held for sale	19,346	2,419

Properties, net	3,089,106	3,068,436
Cash and cash equivalents	18,796	21,353
Cash held in escrow and restricted cash	250	250
Accounts and other receivables, net	12,342	11,808
Investments in and advances to unconsolidated joint ventures	62,561	64,600
Goodwill	5,838	5,838
Other assets	206,018	203,618

TOTAL ASSETS	$3,394,911	$3,375,903

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage loans	$257,224	$282,029
Senior notes	500,000	518,401
Term loans	475,000	475,000
Revolving credit facility	65,000	96,000

	1,297,224	1,371,430
Unamortized deferred financing costs and premium/discount on notes payable, net	(7,932)	(4,708)

Total notes payable	1,289,292	1,366,722
Other liabilities:
Accounts payable and accrued expenses	67,285	46,602
Tenant security deposits	9,689	9,449
Deferred tax liability	13,750	13,276
Other liabilities	165,527	169,703

Total liabilities	1,545,543	1,605,752

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 144,760 and 129,106 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,448	1,291
Additional paid-in capital	2,302,681	1,972,369
Distributions in excess of earnings	(447,029)	(407,676)
Accumulated other comprehensive loss	(7,732)	(1,978)

Total stockholders’ equity of Equity One, Inc.	1,849,368	1,564,006

Noncontrolling interests	—	206,145

Total equity	1,849,368	1,770,151

TOTAL LIABILITIES AND EQUITY	$3,394,911	$3,375,903

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

For the three and nine months ended September 30, 2016 and 2015

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUE:
Minimum rent	$71,599	$68,836	$213,822	$203,221
Expense recoveries	20,732	20,204	61,816	60,520
Percentage rent	1,086	1,153	4,288	4,480
Management and leasing services	338	246	837	1,432

Total revenue	93,755	90,439	280,763	269,653

COSTS AND EXPENSES:
Property operating	12,832	13,311	39,013	38,767
Real estate taxes	11,368	11,100	33,197	32,207
Depreciation and amortization	24,319	25,385	77,863	68,973
General and administrative	9,057	9,207	26,431	26,364

Total costs and expenses	57,576	59,003	176,504	166,311

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	36,179	31,436	104,259	103,342
OTHER INCOME AND EXPENSE:
Equity in income of unconsolidated joint ventures	736	2,435	2,109	4,433
Other income	6	226	870	5,864
Interest expense	(11,491)	(13,453)	(36,820)	(42,043)
Gain on sale of operating properties	48	614	3,693	3,952
Loss on extinguishment of debt	(9,436)	—	(14,650)	(2,563)
Impairment losses	(3,121)	(2,417)	(3,121)	(13,924)

INCOME BEFORE INCOME TAXES	12,921	18,841	56,340	59,061
Income tax (provision) benefit of taxable REIT subsidiaries	(360)	618	(1,131)	467

NET INCOME	12,561	19,459	55,209	59,528
Net income attributable to noncontrolling interests	—	(2,498)	—	(7,507)

NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$12,561	$16,961	$55,209	$52,021

EARNINGS PER COMMON SHARE
Basic	$0.09	$0.13	$0.39	$0.41

Diluted	$0.09	$0.13	$0.39	$0.40

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	143,773	129,013	141,726	127,590

Diluted	144,106	129,146	142,537	127,774

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.66	$0.66

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

For the three and nine months ended September 30, 2016 and 2015

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
NET INCOME	$12,561	$19,459	$55,209	$59,528
OTHER COMPREHENSIVE INCOME (LOSS):
Effective portion of change in fair value of interest rate swaps (1)	1,070	(3,673)	(8,245)	(6,893)
Reclassification of net losses on interest rate swaps into interest expense	670	861	2,052	2,567
Reclassification of deferred losses on settled interest rate swaps into interest expense	303	16	439	48

Other comprehensive income (loss)	2,043	(2,796)	(5,754)	(4,278)

COMPREHENSIVE INCOME	14,604	16,663	49,455	55,250

Comprehensive income attributable to noncontrolling interests	—	(2,498)	—	(7,507)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$14,604	$14,165	$49,455	$47,743

(1)	This amount includes our share of our unconsolidated joint ventures’ net unrealized gains (losses) of $22 and $(428) for the three and nine months ended September 30, 2016, respectively, and $(272) and $(304) for the same periods during 2015, respectively.

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Equity

For the nine months ended September 30, 2016

(Unaudited)

(In thousands)

	Common Stock		Additional Paid-In Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity of Equity One, Inc.	Noncontrolling Interests	Total Equity
	Shares	Amount
BALANCE AT DECEMBER 31, 2015	129,106	$1,291	$1,972,369	$(407,676)	$(1,978)	$1,564,006	$206,145	$1,770,151
Issuance of common stock	4,315	43	121,963	—	—	122,006	—	122,006
Repurchase of common stock	(19)	—	(554)	—	—	(554)	—	(554)
Stock issuance costs	—	—	(1,905)	—	—	(1,905)	—	(1,905)
Share-based compensation expense	—	—	4,116	—	—	4,116	—	4,116
Restricted stock reclassified from liability to equity	—	—	661	—	—	661	—	661
Net income	—	—	—	55,209	—	55,209	—	55,209
Dividends declared on common stock	—	—	—	(94,562)	—	(94,562)	—	(94,562)
Redemption of noncontrolling interests	11,358	114	206,031	—	—	206,145	(206,145)	—
Other comprehensive loss	—	—	—	—	(5,754)	(5,754)	—	(5,754)

BALANCE AT SEPTEMBER 30, 2016	144,760	$1,448	$2,302,681	$(447,029)	$(7,732)	$1,849,368	$—	$1,849,368

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2016 and 2015

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2016	2015
OPERATING ACTIVITIES:
Net income	$55,209	$59,528
Adjustments to reconcile net income to net cash provided by operating activities:
Straight-line rent	(3,773)	(3,511)
Accretion of below-market lease intangibles, net	(9,797)	(10,288)
Amortization of lease incentives	927	772
Amortization of below-market ground lease intangibles	540	450
Equity in income of unconsolidated joint ventures	(2,109)	(4,433)
Remeasurement gain on equity interests in joint ventures	—	(5,498)
Deferred income tax provision (benefit)	633	(467)
Increase in allowance for losses on accounts receivable	1,546	2,616
Amortization of deferred financing costs and premium/discount on notes payable, net	1,417	658
Depreciation and amortization	80,691	70,597
Share-based compensation expense	4,373	3,846
Amortization of deferred losses on settled interest rate swaps	218	48
Gain on sale of operating properties	(3,693)	(3,952)
Loss on extinguishment of debt	14,650	2,563
Operating distributions from joint ventures	2,129	2,699
Impairment losses	3,121	13,924
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts and other receivables	(1,985)	(3,360)
Other assets	(1,726)	(6,057)
Accounts payable and accrued expenses	14,293	10,323
Tenant security deposits	240	226
Other liabilities	991	(672)

Net cash provided by operating activities	157,895	130,012

INVESTING ACTIVITIES:
Acquisition of income producing properties	(30,000)	(11,800)
Additions to income producing properties	(11,756)	(15,008)
Acquisition of land	—	(1,350)
Additions to construction in progress	(58,845)	(48,155)
Deposits for the acquisition of income producing properties	(3,250)	(2,610)
Proceeds from sale of operating properties	16,491	5,809
Increase in deferred leasing costs and lease intangibles	(5,186)	(5,000)
Investment in joint ventures	(339)	(23,895)
Advances to joint ventures	—	(16)
Distributions from joint ventures	1,308	7,829
Collection of development costs tax credit	—	1,542

Net cash used in investing activities	(91,577)	(92,654)

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2016 and 2015

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2016	2015
FINANCING ACTIVITIES:
Repayments of mortgage loans	$(59,356)	$(24,674)
Purchase of marketable securities for defeasance of mortgage loan	(66,447)	—
Borrowings under mortgage loans	100,435	—
Net (repayments) borrowings under revolving credit facility	(31,000)	57,000
Borrowings under senior notes	200,000	—
Repayment of senior notes	(230,425)	(110,122)
Payment of deferred financing costs	(7,067)	(10)
Proceeds from issuance of common stock	122,006	124,870
Repurchase of common stock	(554)	(298)
Stock issuance costs	(1,905)	(624)
Dividends paid to stockholders	(94,562)	(84,466)
Purchase of noncontrolling interests	—	(1,216)
Distributions to noncontrolling interests	—	(7,503)

Net cash used in financing activities	(68,875)	(47,043)

Net decrease in cash and cash equivalents	(2,557)	(9,685)
Cash and cash equivalents at beginning of the period	21,353	27,469

Cash and cash equivalents at end of the period	$18,796	$17,784

SUPPLEMENTAL DISCLOSURE OF CASH FLOW AND NON-CASH INFORMATION:
Cash paid for interest (net of capitalized interest of $1,877 and $3,702 in 2016 and 2015, respectively)	$35,587	$44,845

We acquired upon acquisition of certain income producing properties and land:
Income producing properties and land	$40,201	$92,078
Intangible and other assets	3,361	7,471
Intangible and other liabilities	(13,562)	(14,399)

Net assets acquired	30,000	85,150
Assumption of mortgage loan	—	(27,750)
Transfer of existing equity interests in joint ventures	—	(44,250)

Cash paid for income producing properties and land	$30,000	$13,150

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

September 30, 2016

(Unaudited)

1.	Organization and Basis of Presentation

Organization

We are a real estate investment trust, or REIT, that owns, manages, acquires, develops and redevelops shopping centers and retail properties located primarily in supply constrained suburban and urban communities. We were organized as a Maryland corporation in 1992, completed our initial public offering in 1998, and have elected to be taxed as a REIT since 1995.

As of September 30, 2016, our portfolio comprised 122 properties, including 98 retail properties and five non-retail properties totaling approximately 12.3 million square feet of gross leasable area, or GLA, 13 development or redevelopment properties with approximately 2.8 million square feet of GLA, and six land parcels. As of September 30, 2016, our retail occupancy excluding developments and redevelopments was 95.4% and included national, regional and local tenants. Additionally, we had joint venture interests in six retail properties and two office buildings totaling approximately 1.4 million square feet of GLA.

Basis of Presentation

The condensed consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those other entities in which we have a controlling financial interest, including where we have been determined to be a primary beneficiary of a variable interest entity (“VIE”) in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Equity One, Inc. and its subsidiaries are hereinafter referred to as the “Company,” “we,” “our,” “us” or similar terms. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior-period data have been reclassified to conform to the current period presentation.

The condensed consolidated financial statements included in this report are unaudited. In our opinion, all adjustments considered necessary for a fair presentation have been included, and all such adjustments are of a normal recurring nature. The results of operations for the three and nine month periods ended September 30, 2016 and 2015 are not necessarily indicative of the results that may be expected for a full year.

Our unaudited condensed consolidated financial statements and notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions of Form 10-Q. Accordingly, these unaudited condensed consolidated financial statements do not contain certain information included in our annual financial statements and notes. The condensed consolidated balance sheet as of December 31, 2015 was derived from audited financial statements included in our 2015 Annual Report on Form 10-K but does not include all disclosures required under GAAP. These condensed consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements (Accounting Standards Update or “ASU”) that could have a material effect on our financial statements:

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters

Standards that are not yet adopted

ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments	The standard amends the existing guidance and addresses eight specific cash flow issues with the objective of reducing existing diversity in practice. The standard requires a retrospective transition method to each period presented. If it is impracticable to apply the amendments retrospectively for some of the issues, entities may apply the amendments prospectively as of the earliest date practicable.	January 2018	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments	The standard amends the existing guidance and impacts how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. Depending on the instrument, the standard requires a modified-retrospective or prospective transition approach.	January 2020	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

ASU 2016-06, Derivatives and Hedging (Topic 815)	The standard amends the existing guidance and eliminates diversity in practice in assessing embedded contingent call (put) options in debt instruments. The standard clarifies that an entity performing this assessment is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence within the guidance. Early adoption of this standard is permitted. The standard requires a modified retrospective transition approach for existing debt instruments as of the beginning of the fiscal year for which the amendments are effective.	January 2017	We do not expect the adoption and implementation of this standard to have a material impact on our results of operations, financial condition or cash flows.

ASU 2016-02, Leases (Topic 842)	The standard amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. Early adoption of this standard is permitted. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief.	January 2019	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities	The standard amends the guidance to classify equity securities with readily-determinable fair values into different categories and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. The standard requires a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. Equity investments accounted for under the equity method are not included in the scope of this amendment. Early adoption of this amendment is not permitted.	January 2018	We do not expect the adoption and implementation of this standard to have a material impact on our results of operations, financial condition or cash flows.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as clarified and amended by ASU 2016-08, ASU 2016-10 and ASU 2016-12.	The standard will replace existing revenue recognition standards and significantly expand the disclosure requirements for revenue arrangements. It may be adopted either retrospectively or on a modified retrospective basis to new contracts and existing contracts with remaining performance obligations as of the effective date.	January 2018	We are currently evaluating the alternative methods of adoption and the effect on our financial statements and related disclosures.

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters

Standards that were adopted

ASU 2016-09, Compensation - Stock Compensation (Topic 718)	The standard simplifies several aspects of the existing guidance for accounting for share-based payment transactions, including classification of awards as either equity or liabilities and an option to recognize stock compensation forfeitures as they occur. Early adoption of this standard is permitted. Depending on the specific amendment, the standard requires prospective, retrospective or a modified retrospective transition approach.	September 2016	We elected to early adopt the provisions of ASU 2016-09 and made a policy election to account for forfeitures when they occur (previously, we estimated the number of awards that were expected to vest primarily based on historical data). The adoption and implementation of this standard did not have a material impact on our results of operations, financial condition or cash flows.

ASU 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis	The standard amends the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It may be adopted either retrospectively or on a modified retrospective basis.	January 2016	The adoption and implementation of this standard did not have an impact on our results of operations, financial condition or cash flows.

3.	Acquisition and Disposition Activity

Acquisition Activity

In June 2016, we acquired Walmart at Norwalk, a 142,222 square foot property located in Norwalk, Connecticut, for $30.0 million. The property was acquired through a reverse Section 1031 like-kind exchange agreement with a third party intermediary. See Note 5 for further discussion. The purchase price has been preliminarily allocated to real estate assets acquired and liabilities assumed, as applicable, in accordance with our accounting policies for business combinations. The purchase price and related accounting will be finalized after our valuation studies are complete.

The aggregate purchase price of the above property acquisition has been preliminarily allocated as follows:

	Amount	Weighted Average Amortization Period
	(In thousands)	(In years)
Land	$25,393	N/A
Land improvements	522	8.0
Buildings	14,110	25.0
Tenant improvements	176	7.7
In-place lease interests	3,287	7.7
Leasing commissions	72	7.7
Lease origination costs	2	7.7
Below-market leases	(13,562)	7.7

	$30,000

During the three and nine months ended September 30, 2016, we did not recognize any material measurement period adjustments related to prior or current year acquisitions.

During the three and nine months ended September 30, 2016, we expensed transaction-related costs in connection with completed or pending property acquisitions of $184,000 and $893,000, respectively, and $466,000 and $779,000 for the same periods in 2015, respectively, which are included in general and administrative costs in the condensed consolidated statements of income.

Disposition Activity

The following table provides a summary of disposition activity during the nine months ended September 30, 2016:

Date Sold	Property Name	City	State	Square Feet	Gross Sales Price
					(In thousands)
May 11, 2016	Wesley Chapel	Decatur	GA	164,153	$7,094
May 11, 2016	Hairston Center	Decatur	GA	13,000	431
February 18, 2016	Sherwood South	Baton Rouge	LA	77,489	3,000
February 18, 2016	Plaza Acadienne	Eunice	LA	59,419	1,775
February 11, 2016	Beauclerc Village	Jacksonville	FL	68,966	5,525

Total					$17,825

In September 2016, we executed a contract for the sale of a property located in Thomasville, North Carolina. The contract is subject to various contingencies, and the property did not meet the criteria to be classified as held for sale. During the three months ended September 30, 2016, we concluded that our carrying value of the property was not recoverable based on the total projected undiscounted cash flows from the property and recognized an impairment loss of $2.5 million.

In connection with the acquisition of the Westwood Complex located in Bethesda, Maryland, we acquired a 211,020 square foot apartment building that is subject to a master lease pursuant to which the tenant has the option to purchase the building for $20.0 million in 2017. As of September 30, 2016, the tenant had exercised its option, and the property met the criteria to be classified as held for sale.

As part of our strategy to upgrade and diversify our portfolio and recycle our capital, we have sold or are in the process of selling certain properties that no longer meet our investment objectives. Although our pace of disposition activity has slowed, we will selectively explore future opportunities to sell additional properties which are located outside of our target markets or which have relatively limited prospects for revenue growth. While we have not committed to a disposition plan with respect to these assets, we may consider disposing of such properties if pricing is deemed to be favorable. If the market values of these assets are below their carrying values, it is possible that the disposition of these assets could result in impairments or other losses. Depending on the prevailing market conditions and historical carrying values, these impairments and losses could be material.

4.	Investments in Joint Ventures

The following is a summary of the composition of investments in and advances to unconsolidated joint ventures included in the condensed consolidated balance sheets:

				Investment Balance
Joint Venture (1)	Number of Properties	Location	Ownership	September 30, 2016	December 31, 2015
				(In thousands)
G&I Investment South Florida Portfolio, LLC	1	FL	20.0%	$3,746	$3,719
Madison 2260 Realty LLC	1	NY	8.6%	526	526
Madison 1235 Realty LLC	1	NY	20.1%	820	820
Parnassus Heights Medical Center	1	CA	50.0%	19,112	19,263
Equity One JV Portfolio, LLC (2)	6	FL, MA, NJ	30.0%	37,991	39,501
Other Equity Investment (3)			45.0%	—	329

Total				62,195	64,158
Advances to unconsolidated joint ventures				366	442

Investments in and advances to unconsolidated joint ventures				$62,561	$64,600

(1)	All unconsolidated joint ventures are accounted for under the equity method except for the Madison 2260 Realty LLC and Madison 1235 Realty LLC joint ventures, which are accounted for under the cost method.
(2)	The investment balance as of September 30, 2016 and December 31, 2015 is presented net of a deferred gain of approximately $376,000 associated with the disposition of assets by us to the joint venture.
(3)	In February 2015, we entered into a joint venture to explore a potential development opportunity in the Northeast. In September 2016, we recognized an impairment loss of $667,000, which represented the carrying amount of the investment, as a result of our decision to withdraw from the joint venture.

Equity in income of unconsolidated joint ventures totaled $736,000 and $2.1 million for the three and nine months ended September 30, 2016, respectively, and totaled $2.4 million and $4.4 million, respectively, for the same periods in 2015. Management fees and leasing fees earned by us associated with these joint ventures, which are included in management and leasing services revenue in the accompanying condensed consolidated statements of income, totaled $338,000 and $837,000 for the three and nine months ended September 30, 2016, respectively, and totaled $246,000 and $1.4 million for the same periods in 2015, respectively.

As of September 30, 2016 and December 31, 2015, the aggregate carrying amount of the debt of our unconsolidated joint ventures accounted for under the equity method was $144.8 million and $146.2 million, respectively, of which our aggregate proportionate share was $43.4 million and $43.9 million, respectively.

5.	Variable Interest Entity

In conjunction with the acquisition of Walmart at Norwalk, we entered into a reverse Section 1031 like-kind exchange agreement with a third party intermediary, which, for a maximum of 180 days, allows us to defer for tax purposes, gains on the sale of other properties identified and sold within this period. Until the earlier of the termination of the exchange agreement or 180 days after the acquisition date, the third party intermediary is the legal owner of the entity that owns the property. The agreement that governs the operations of this entity provides us with the power to direct the activities that most significantly impact the entity’s economic performance. The entity was deemed a VIE primarily because it may not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. We determined that we are the primary beneficiary of the VIE as a result of having the power to direct the activities that most significantly impact its economic performance and the obligation to absorb losses, as well as the right to receive benefits, that could be potentially significant to the VIE. Accordingly, we consolidated the property and its operations as of the acquisition date.

The majority of the operations of the VIE are funded with cash flows generated from the property. We did not provide financial support to the VIE which we were not previously contractually required to provide, and our contractual commitments consisted primarily of funding any expenditures which were deemed necessary to continue to operate the entity and any operating cash shortfalls that the entity may have experienced.

6.	Other Assets

The following is a summary of the composition of the other assets included in the condensed consolidated balance sheets:

	September 30, 2016	December 31, 2015
	(In thousands)
Lease intangible assets, net	$95,246	$101,010
Leasing commissions, net	42,640	41,211
Prepaid expenses and other receivables	15,582	13,074
Straight-line rent receivables, net	32,525	28,910
Deposits and mortgage escrows	7,725	7,980
Deferred financing costs, net	6,003	3,419
Furniture, fixtures and equipment, net	2,500	3,255
Fair value of interest rate swaps	—	835
Deferred tax asset	3,797	3,924

Total other assets	$206,018	$203,618

7.	Borrowings

Mortgage Loans

As of September 30, 2016, the weighted average interest rate (based on contractual rates and excluding amortization of deferred financing costs and premium/discount) of our mortgage loans was 4.92%.

During the nine months ended September 30, 2016, we prepaid, without penalty, three mortgage loans with an aggregate principal balance of $44.0 million and an aggregate weighted average interest rate of 6.08%.

In August 2016, we legally defeased the mortgage loan that was secured by Culver Center located in Culver City, California. The mortgage loan had a principal balance of $64.0 million, bore interest at a rate of 5.58% per annum, and was scheduled to mature in May 2017. The cash outlay required for the defeasance of approximately $66.4 million was based on the purchase price of U.S. government securities that will generate sufficient cash flows to fund the remaining payment obligations under the loan from the effective date of the defeasance through the maturity date in May 2017. In connection with the defeasance, the mortgage and other liens on the property were extinguished, and all existing collateral were released. As a result of the transaction, we recognized a loss on the early extinguishment of debt of $1.6 million, which is the difference between the value of the U.S. government securities that were transferred to the successor borrower and the carrying amount of the loan, including the related unamortized premium balance, at the date of the defeasance.

In June 2016, in order to effectuate a substitution of collateral, we repaid a mortgage loan having a principal balance of $10.6 million and an interest rate of 5.01% secured by Talega Village Center located in San Clemente, California. Concurrent with the repayment of the Talega Village Center mortgage loan, we entered into a new mortgage loan secured by Circle Center West located in Long Beach, California which carries the same terms as the previous Talega Village Center mortgage loan.

In January 2016, we entered into a mortgage loan secured by Westbury Plaza located in Nassau County, New York. The mortgage loan has a principal balance of $88.0 million, bears interest at a rate of 3.76% per annum, and matures on February 1, 2026.

Senior Notes

As of September 30, 2016, the weighted average interest rate (based on contractual rates and excluding amortization of deferred financing costs, premium/discount, and deferred losses on settled interest rate swaps) of our unsecured senior notes was 3.79%.

In July 2016, we redeemed our 6.00% senior notes, which had a principal balance of $117.0 million and were scheduled to mature in September 2017, at a redemption price equal to the principal amount of the notes, accrued and unpaid interest, and a required make-whole premium of $7.0 million. In connection with the redemption, we recognized a loss on the early extinguishment of debt of $7.4 million, which was comprised of the aforementioned make-whole premium and deferred fees and costs associated with the notes.

In April 2016, we entered into a note purchase agreement for the issuance of $200.0 million of two series of unsecured senior notes. In May 2016, we completed a private placement of 3.81% series A senior notes with an aggregate principal balance of $100.0 million that mature in May 2026. In August 2016, we completed a private placement of 3.91% series B senior notes with an aggregate principal balance of $100.0 million that mature in August 2026. Our obligations under the notes are guaranteed by certain of our subsidiaries. We may prepay the notes, in whole or in part, at any time at a price equal to the outstanding principal amount of such notes plus a make-whole premium.

In February 2016, we redeemed our 6.25% senior notes, which had a principal balance of $101.4 million and were scheduled to mature in January 2017, at a redemption price equal to the principal amount of the notes, accrued and unpaid interest, and a required make-whole premium of $5.0 million. In connection with the redemption, we recognized a loss on the early extinguishment of debt of $5.2 million, which was comprised of the aforementioned make-whole premium and deferred fees and costs associated with the notes.

Revolving Credit Facility

In September 2016, we closed on an $850.0 million unsecured revolving credit facility which replaced our $600.0 million credit facility. The credit facility is with a syndicate of banks and can be increased through an accordion feature up to an aggregate of $1.7 billion, subject to bank participation. The facility bears interest at applicable LIBOR plus a margin of 0.825% to 1.550% per annum and includes a facility fee applicable to the aggregate lending commitments thereunder which varies from 0.125% to 0.300% per annum, both depending on the credit ratings of our senior notes. The facility expires on February 1, 2021, with two six-month extensions at our option, subject to certain conditions. As of September 30, 2016, the interest rate margin applicable to amounts outstanding under the facility was 1.00% per annum, and the facility fee was 0.20% per annum. As of September 30, 2016, we had drawn $65.0 million against the facility, which bore interest at a weighted average rate of 1.53% per annum. As of December 31, 2015, we had drawn $96.0 million against the $600.0 million credit facility, which bore interest at a weighted average rate of 1.47% per annum. As of September 30, 2016, giving effect to the financial covenants applicable to the credit facility, the maximum credit available to us thereunder was approximately $850.0 million, less outstanding borrowings of $65.0 million and letters of credit with an aggregate face amount of $1.6 million.

The facility contains a number of customary restrictions on our business and also includes various financial covenants, including maximum unencumbered and total leverage ratios, a maximum secured indebtedness ratio, a minimum fixed charge coverage ratio and a minimum unencumbered interest coverage ratio. The facility also contains customary affirmative covenants and events of default, including a cross default to our other material indebtedness and the occurrence of a change of control. If a material default under the facility were to arise, our ability to pay dividends is limited to the amount necessary to maintain our status as a REIT unless the default is a payment default or bankruptcy event in which case we are prohibited from paying any dividends. The facility is guaranteed on an unsecured senior basis by the same subsidiaries which guaranty our senior notes and term loan facilities.

Term Loans and Interest Rate Swaps

We have an unsecured delayed draw term loan facility pursuant to which we may borrow up to the principal amount of $300.0 million in aggregate in one or more borrowings at any time prior to December 2, 2016 and which has a maturity date of December 2, 2020. As of September 30, 2016 and December 31, 2015, we had drawn $225.0 million against the facility.

In September 2016, certain amendments were made to the terms of our $300.0 million delayed draw term loan facility and our $250.0 million term loan to be consistent with certain terms in our new $850.0 million unsecured revolving credit facility. The amendments included, but are not limited to, modification of certain covenants and provisions, including the removal of certain restrictions on investments and a decrease in the capitalization rate used to determine compliance with financial covenants.

At times, we use derivative instruments, including interest rate swaps, to manage our exposure to variable interest rate risk. In this regard, we enter into derivative instruments that qualify as cash flow hedges and do not enter into such instruments for speculative purposes. As of September 30, 2016 and December 31, 2015, we had three interest rate swaps which convert the LIBOR rate applicable to our $250.0 million term loan to a fixed interest rate, providing an effective weighted average fixed interest rate under the loan agreement of 2.62% per annum. The interest rate swaps are designated and qualified as cash flow hedges and have been recorded at fair value. The interest rate swap agreements mature on February 13, 2019, which is the maturity date of the term loan. As of September 30, 2016, the fair value of our interest rate swaps was a liability of $4.0 million, which is included in accounts payable and accrued expenses in our condensed consolidated balance sheet. As of December 31, 2015, the fair value of one of our interest rate swaps consisted of an asset of $217,000, which is included in other assets in our condensed consolidated balance sheet, while the fair value of the two remaining interest rate swaps consisted of a liability of $2.0 million, which is included in accounts payable and accrued expenses in our condensed consolidated balance sheet. The effective portion of changes in fair value of the interest rate swaps associated with our cash flow hedges is recorded in accumulated other comprehensive loss and is subsequently reclassified into interest expense as interest is incurred on the related variable rate debt. Within the next 12 months, we expect to reclassify $2.0 million as an increase to interest expense.

As of December 31, 2015, we had entered into a forward starting interest rate swap with a notional amount of $50.0 million to mitigate the risk of adverse fluctuations in interest rates with respect to fixed rate indebtedness expected to be issued in 2016. The forward starting interest rate swap had a mandatory settlement date of October 4, 2016 and could be settled at any time prior to that date. The forward starting interest rate swap was designated and qualified as a cash flow hedge and recorded at fair value. As of December 31, 2015, the fair value of our forward starting interest rate swap consisted of an asset of $618,000, which is included in other assets in our consolidated balance sheet. In February 2016, we terminated and settled the forward starting interest rate swap in connection with the pricing of our $200.0 million senior notes due 2026, resulting in a cash payment of $3.1 million to the counterparty. The settlement value of the forward starting interest rate swap is included in accumulated other comprehensive loss and will amortize through interest expense over the life of the senior notes that were issued in May 2016. Within the next 12 months, we expect to reclassify $308,000 as an increase to interest expense.

8.	Other Liabilities

The following is a summary of the composition of other liabilities included in the condensed consolidated balance sheets:

	September 30, 2016	December 31, 2015
	(In thousands)
Lease intangible liabilities, net	$154,340	$159,665
Prepaid rent	10,279	9,361
Other	908	677

Total other liabilities	$165,527	$169,703

9.	Income Taxes

We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 1995. It is our intention to adhere to the organizational and operational requirements to maintain our REIT status. As a REIT, we generally will not be subject to corporate level federal income tax, provided that distributions to our stockholders equal at least the amount of our REIT taxable income as defined under the Code. We are required to pay U.S. federal and state income taxes on our net taxable income, if any, from the activities conducted by our taxable REIT subsidiaries (“TRSs”), which include IRT Capital Corporation II (“IRT”), DIM Vastgoed N.V. (“DIM”) and C&C Delaware, Inc. Accordingly, the only provision for federal and state income taxes in our condensed consolidated financial statements relates to our consolidated TRSs.

Although DIM is organized under the laws of the Netherlands, it pays U.S. corporate income tax based on its operations in the United States. Pursuant to the tax treaty between the U.S. and the Netherlands, DIM is entitled to the avoidance of double taxation on its U.S. income. Thus, it pays no income taxes in the Netherlands. As of September 30, 2016, DIM had a federal net operating loss carryforward of approximately $2.2 million which begins to expire in 2027 and no state net operating loss carryforward. As of September 30, 2016, IRT had federal and state net operating loss carryforwards of approximately $1.7 million and $1.2 million, respectively, which begin to expire in 2030.

We believe that we have appropriate support for the tax positions taken on our tax returns and that our accruals for tax liabilities are adequate for all years still subject to tax audit, which include all years after 2011.

10.	Noncontrolling Interests

The following is a summary of the noncontrolling interests in consolidated entities included in the condensed consolidated balance sheets:

	September 30, 2016	December 31, 2015
	(In thousands)
C&C (US) No. 1, Inc. (“CapCo”)	$—	$206,145

Total noncontrolling interests included in total equity	$—	$206,145

In January 2016, Liberty International Holdings Limited (“LIH”) exercised its redemption right with respect to all of its outstanding Class A Shares in the joint venture which owns CapCo, and we elected to satisfy the redemption through the issuance of approximately 11.4 million shares of our common stock to LIH. The redemption was accounted for as a non-cash equity transaction and resulted in the reclassification of the balance of LIH’s noncontrolling interests to equity of our common stockholders. LIH subsequently sold the shares of common stock in a public offering that closed on January 19, 2016. As a result, we now own 100% of CapCo, LIH holds no remaining interests in us or our subsidiaries, and David Fischel resigned from our Board of Directors in connection with the termination of LIH’s Board nomination right.

11.	Stockholders’ Equity and Earnings Per Share

Stockholders’ Equity

In August 2016, we entered into distribution agreements with various financial institutions as part of our implementation of a new continuous equity offering program (“ATM Program”) under which we may sell up to 8.5 million shares of our common stock. The ATM Program replaces our prior continuous equity offering program, and the related distribution agreements supersede the agreements under the prior program. Pursuant to the respective distribution agreements, we may sell shares of our common stock in various forms of negotiated transactions in which the financial institutions will act as our agents for the offer and sale of the shares, and the respective agent arranging such a sale will be entitled to a commission of no more than 2.0% of the gross proceeds from each transaction. Concurrently, we entered into master forward sale confirmations with four of the financial institutions under which we may enter into forward sale agreements for shares of our common stock. Pursuant to the respective distribution agreements and master forward sale confirmations, the respective agent arranging a forward sale will be entitled to a commission of no more than 2.0% of the proceeds from the sale of such shares in the form of a reduced initial forward sale price. Additionally, although we expect to physically settle any forward sale agreement entered into as part of the offering, the agreements provide that we may elect to cash settle or net share settle such transactions. Under the ATM Program, we have no obligation to sell any shares of our common stock pursuant to the distribution agreements and may terminate one or all of the distribution agreements at our discretion.

Concurrent with the execution of the distribution agreements, we also entered into a common stock purchase agreement with MGN America, LLC (“MGN”), an affiliate of Gazit-Globe, Ltd. (“Gazit”), our largest stockholder, which may be deemed to be controlled by Chaim Katzman, the Chairman of our Board of Directors. Pursuant to this agreement, MGN has the option to purchase directly from us in private placements up to 20% of the number of shares of common stock sold by us pursuant to the distribution agreements (excluding any shares sold pursuant to any forward sale agreements unless otherwise agreed to in writing by us and MGN) during each calendar quarter, up to an aggregate maximum of 1.4 million shares over the duration of the ATM Program, at a per share purchase price equal to the volume weighted average gross price per share of the shares sold under the distribution agreements during the applicable quarter.

During the three months ended September 30, 2016, we issued 1.9 million shares of our common stock under the current and prior continuous equity offering programs at a weighted average price of $31.83 per share for cash proceeds of approximately $60.0 million before expenses. During the nine months ended September 30, 2016, we issued 3.7 million shares of our common stock under the current and prior continuous equity offering programs at a weighted average price of $30.23 per share for cash proceeds of approximately $112.9 million before expenses. The commissions paid to distribution agents during the three and nine months ended September 30, 2016 were approximately $750,000 and $1.4 million, respectively. During the nine months ended September 30, 2016, we did not enter into any forward sale agreements for sales of our common stock, and MGN did not purchase any of the shares issued under the current and prior continuous equity offering programs. As of September 30, 2016, we had the capacity to issue up to approximately 7.5 million shares of our common stock under the current ATM Program.

Earnings Per Share

The following summarizes the calculation of basic and diluted earnings per share (“EPS”) and provides a reconciliation of the amounts of net income available to common stockholders and shares of common stock used in calculating basic and diluted EPS:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Net income	$12,561	$19,459	$55,209	$59,528
Net income attributable to noncontrolling interests	—	(2,498)	—	(7,507)

Net income attributable to Equity One, Inc.	12,561	16,961	55,209	52,021
Allocation of income to participating securities	(86)	(103)	(281)	(325)

Net income available to common stockholders	$12,475	$16,858	$54,928	$51,696

Weighted average shares outstanding — Basic	143,773	129,013	141,726	127,590
Convertible units held by LIH using the if-converted method	—	—	497	—
Stock options using the treasury method	113	87	132	117
Non-participating restricted stock using the treasury method	8	9	3	7
Executive incentive plan shares using the treasury method	212	37	179	60

Weighted average shares outstanding — Diluted	144,106	129,146	142,537	127,774

Earnings per share available to common stockholders:
Basic	$0.09	$0.13	$0.39	$0.41

Diluted	$0.09	$0.13	$0.39	$0.40

No shares of common stock issuable upon the exercise of outstanding options were excluded from the computation of diluted EPS for the three and nine months ended September 30, 2016 and 2015 as the prices applicable to all options then outstanding were less than the average market price of our common shares during the respective periods.

The computation of diluted EPS for both the three and nine months ended September 30, 2015 did not include the 11.4 million joint venture units held by LIH as of such date, which were redeemable by LIH for cash or, solely at our option, shares of our common stock on a one-for-one basis, subject to certain adjustments. These convertible units were not included in the diluted weighted average share count because their inclusion would have been anti-dilutive. In January 2016, LIH exercised its redemption right for all of their convertible units. See Note 10 for further discussion.

12.	Share-Based Payments

The following table presents information regarding stock option activity during the nine months ended September 30, 2016:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Outstanding at January 1, 2016	651	$20.72
Exercised	(451)	$19.77

Outstanding at September 30, 2016	200	$22.87	7.6	$1,548

Exercisable at September 30, 2016	100	$22.87	7.6	$774

The total cash received from options exercised during the nine months ended September 30, 2016 was $8.9 million. The total intrinsic value of options exercised during the nine months ended September 30, 2016 was $4.9 million.

The following table presents information regarding restricted stock activity during the nine months ended September 30, 2016:

	Unvested Shares	Weighted Average Grant-Date Fair Value
	(In thousands)
Unvested at January 1, 2016	410	$23.72
Granted	130	$27.82
Vested	(121)	$23.39
Forfeited	(36)	$26.50

Unvested at September 30, 2016	383	$24.95

During the nine months ended September 30, 2016, we granted approximately 130,000 shares of restricted stock that are subject to forfeiture and vest over periods from 2 to 4 years. We measure compensation expense for restricted stock awards based on the fair value of our common stock at the date of grant and charge such amounts to expense ratably over the vesting period on a straight-line basis. During the nine months ended September 30, 2016, the total grant-date value of the approximately 121,000 shares of restricted stock that vested was approximately $2.8 million.

Share-based compensation expense, which is included in general and administrative expenses in the accompanying condensed consolidated statements of income, is summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands)
Restricted stock expense	$1,443	$1,205	$3,850	$3,621
Stock option expense	79	78	234	259
Employee stock purchase plan discount	8	12	32	28

Total equity-based expense	1,530	1,295	4,116	3,908
Restricted stock classified as a liability	123	112	287	286

Total expense	1,653	1,407	4,403	4,194
Less amount capitalized (1)	(126)	(116)	(30)	(348)

Net share-based compensation expense	$1,527	$1,291	$4,373	$3,846

(1)	The amount capitalized during the nine months ended September 30, 2016 includes the impact of the forfeiture of restricted stock by a former employee who was involved with development activities.

As of September 30, 2016, we had $8.5 million of total unrecognized compensation expense related to unvested and restricted share-based payment arrangements (unvested options, restricted shares and long-term incentive plan awards) granted under our Amended and Restated 2000 Executive Incentive Compensation Plan. This expense is expected to be recognized over a weighted average period of 1.8 years.

13.	Commitments and Contingencies

As of September 30, 2016, we had provided letters of credit having an aggregate face amount of $1.6 million as additional security for financial and other obligations.

As of September 30, 2016, we have invested an aggregate of approximately $136.0 million in active development or redevelopment projects at various stages of completion and anticipate that these projects will require an additional $111.4 million to complete, based on our current plans and estimates, which we anticipate will be primarily expended over the next two to three years. We have other significant projects for which we expect to expend an additional $14.9 million over the next one to two years based on our current plans and estimates. These capital expenditures are generally due as the work is performed and are expected to be financed by funds available under our revolving credit facility, sales of equity under our ATM Program, proceeds from property dispositions and available cash.

We are subject to litigation in the normal course of business. However, we do not believe that any of the litigation outstanding as of September 30, 2016 will have a material adverse effect on our financial condition, results of operations or cash flows.

14.	Environmental Matters

We are subject to numerous environmental laws and regulations. The operation of dry cleaning and gas station facilities at our shopping centers are the principal environmental concerns. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations, and we have established procedures to monitor dry cleaning operations. Where available, we have applied and been accepted into state sponsored environmental programs. Several properties in the portfolio will require or are currently undergoing varying levels of environmental remediation. We have environmental insurance policies covering most of our properties which limits our exposure to some of these conditions, although these policies are subject to limitations and environmental conditions known at the time of acquisition are typically excluded from coverage. Management believes that the ultimate disposition of currently known environmental matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

15.	Fair Value Measurements

Recurring Fair Value Measurements

As of September 30, 2016 and December 31, 2015, we had three interest rate swap agreements with a notional amount of $250.0 million that are measured at fair value on a recurring basis. Additionally, as of December 31, 2015, we had a forward starting interest rate swap with a notional amount of $50.0 million which was terminated and settled in February 2016. See Note 7 for further discussion.

As of September 30, 2016, the fair value of our interest rate swaps was a liability of $4.0 million, which is included in accounts payable and accrued expenses in our condensed consolidated balance sheet. As of December 31, 2015, the fair value of one of our interest rate swaps consisted of an asset of $217,000, which is included in other assets in our condensed consolidated balance sheet, while the fair value of the two remaining interest rate swaps consisted of a liability of $2.0 million, which is included in accounts payable and accrued expenses in our condensed consolidated balance sheet. As of December 31, 2015, the fair value of our forward starting interest rate swap consisted of an asset of $618,000, which is included in other assets in our condensed consolidated balance sheet. The net unrealized gain (loss) on our interest rate derivatives was $1.7 million and $(5.9) million for the three and nine months ended September 30, 2016, respectively, and is included in accumulated other comprehensive loss. The fair values of the interest rate swaps are based on the estimated amounts we would receive or pay to terminate the contract at the reporting date and are determined using interest rate pricing models and observable inputs. The interest rate swaps are classified within Level 2 of the valuation hierarchy.

The following are assets and liabilities measured at fair value on a recurring basis as of September 30, 2016 and December 31, 2015:

	Fair Value Measurements
	Total	Level 1	Level 2	Level 3
	(In thousands)
September 30, 2016
Interest rate derivatives:
Classified as a liability in accounts payable and accrued expenses	$3,962	$—	$3,962	$—

December 31, 2015
Interest rate derivatives:
Classified as an asset in other assets	$835	$—	$835	$—
Classified as a liability in accounts payable and accrued expenses	$1,991	$—	$1,991	$—

Valuation Methods

The fair values of our interest rate swaps were determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of the derivative financial instrument. This analysis reflected the contractual terms of the derivative, including the period to maturity, and used observable market-based inputs, including interest rate market data and implied volatilities in such interest rates. While it was determined that the majority of the inputs used to value the derivatives fall within Level 2 of the fair value hierarchy under authoritative accounting guidance, the credit valuation adjustments associated with the derivatives also utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. However, as of September 30, 2016, the significance of the impact of the credit valuation adjustments on the overall valuation of the derivative financial instruments was assessed, and it was determined that these adjustments were not significant to the overall valuation of the derivative financial instruments. As a result, it was determined that the derivative financial instruments in their entirety should be classified in Level 2 of the fair value hierarchy. The net unrealized gain/loss included in other comprehensive gain/loss was primarily attributable to the net change in unrealized gains or losses related to the interest rate swaps that remained outstanding as of September 30, 2016, none of which were reported in the condensed consolidated statements of income because they were documented and qualified as hedging instruments and there was no ineffectiveness in relation to the hedges.

Non-Recurring Fair Value Measurements

The following table presents our hierarchy for those assets measured and recorded at fair value on a non-recurring basis as of September 30, 2016:

Assets:	Total	Level 1	Level 2	Level 3		Total Losses(1)
	(In thousands)
Operating property held and used	$3,100	$—	$—	$3,100	(2)	$2,454

Total	$3,100	$—	$—	$3,100		$2,454

(1)	Total losses exclude an impairment of $667,000 related to a loss on a joint venture investment recognized in September 2016.
(2)	An impairment loss was recognized on an operating property due to the total projected undiscounted cash flows from the property being less than its carrying value.

The following table presents our hierarchy for those assets measured and recorded at fair value on a non-recurring basis as of December 31, 2015:

Assets:	Total	Level 1	Level 2	Level 3		Total Losses(1)
	(In thousands)
Operating property held and used	$700	$—	$—	$700	(2)	$1,579
Land held and used	8,550	—	—	8,550	(3)	3,667

Total	$9,250	$—	$—	$9,250		$5,246

(1)	Total losses exclude impairments of $11.3 million related to properties sold during the year ended December 31, 2015 and a goodwill impairment loss of $200,000 related to an operating property.
(2)	Represents the fair value of the property on the date it was impaired during the fourth quarter of 2015.
(3)	Impairments were recognized on a land parcel due to our reconsideration of our plans which increased the likelihood that the holding period may be shorter than previously estimated due to updated disposition plans and on another land parcel due to the total projected undiscounted cash flows being less than its carrying value.

On a non-recurring basis, we evaluate the carrying value of investment property and investments in and advances to unconsolidated joint ventures when events or changes in circumstances indicate that the carrying value may not be recoverable. Impairments, if any, typically result from values established by Level 3 valuations. The carrying value of a property is considered impaired when the total projected undiscounted cash flows from the property are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the property as determined by purchase price offers or by discounted cash flows using the income or market approach. These cash flows are comprised of unobservable inputs which include contractual rental revenue and forecasted rental revenue and expenses based upon market conditions and expectations for growth. Capitalization rates and discount rates utilized in these models are based upon observable rates that we believe to be within a reasonable range of current market rates for the respective properties. Based on these inputs, we determined that the valuation of these investment properties and investments in unconsolidated joint ventures are classified within Level 3 of the fair value hierarchy.

The following are the key inputs used in determining the fair value of the operating properties measured using Level 3 inputs:

	September 30, 2016	December 31, 2015
Overall capitalization rate	15.5%	10.0%
Terminal capitalization rate	16.0%	10.5%
Discount rate	17.0%	12.5%

16.	Fair Value of Financial Instruments

All financial instruments are reflected in our condensed consolidated balance sheets at amounts which, in our estimation, reasonably approximates their fair values, except for the following:

	September 30, 2016		December 31, 2015
	Carrying Amount (1)	Fair Value	Carrying Amount (1)	Fair Value
	(In thousands)
Financial liabilities:
Mortgage loans	$255,719	$268,466	$283,459	$296,067
Senior notes	$496,118	$521,748	$515,372	$528,041
Term loans	$472,455	$475,304	$471,891	$475,393

(1)	The carrying amount consists of principal, net of unamortized deferred financing costs and premium/discount.

The above fair values approximate the amounts that would be paid to transfer those liabilities in an orderly transaction between market participants as of September 30, 2016 and December 31, 2015. These fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the liability at the measurement date, the fair value measurement reflects our judgments about the assumptions that market participants would use in pricing the liability.

We develop our judgments based on the best information available at the measurement date, including expected cash flows, risk-adjusted discount rates, and available observable and unobservable inputs. As considerable judgment is often necessary to estimate the fair value of these financial instruments, the fair values presented above are not necessarily indicative of amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

The fair market value calculations of our debt as of September 30, 2016 and December 31, 2015 include assumptions as to the effects that prevailing market conditions would have on existing secured or unsecured debt. The calculations use a market rate spread over the risk-free interest rate. This spread is determined by using the remaining life to maturity coupled with loan-to-value considerations of the respective debt. Once determined, this market rate is used to discount the remaining debt service payments in an attempt to reflect the present value of this stream of cash flows. While the determination of the appropriate market rate is subjective in nature, recent market data gathered suggest that the composite rates used for mortgage loans, senior notes and term loans are consistent with current market trends.

The following methods and assumptions were used to estimate the fair value of these financial instruments:

Mortgage Loans

The fair value of our mortgage loans is estimated by discounting future cash flows of each instrument at rates that reflect the current market rates available to us for debt of the same terms and maturities. Fixed rate loans assumed in connection with real estate acquisitions are recorded in the accompanying condensed consolidated financial statements at fair value at the time the property is acquired. The fair value of the mortgage loans was determined using Level 2 inputs of the fair value hierarchy.

Senior Notes

Term Loans

The fair value of our term loans is calculated based on the net present value of payments over the term of the loans using estimated market rates for similar notes and remaining terms. The fair value of the term loans was determined using Level 2 inputs of the fair value hierarchy.

Interest Rate Swap Agreements

We measure our interest rate swaps at fair value on a recurring basis. See Notes 7 and 15 for further discussion.

17.	Condensed Consolidating Financial Information

Many of our subsidiaries that are 100% owned, either directly or indirectly, have guaranteed our indebtedness under our senior notes, term loans and revolving credit facility. The guarantees are joint and several and full and unconditional. The following statements set forth consolidating financial information with respect to these guarantors:

Condensed Consolidating Balance Sheet As of September 30, 2016	Equity One, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$126,287	$1,473,606	$1,489,271	$(58)	$3,089,106
Investment in affiliates	2,650,078	—	—	(2,650,078)	—
Other assets	112,725	98,784	178,325	(84,029)	305,805

TOTAL ASSETS	$2,889,090	$1,572,390	$1,667,596	$(2,734,165)	$3,394,911

LIABILITIES
Total notes payable	$1,033,574	$24,983	$313,629	$(82,894)	$1,289,292
Other liabilities	6,148	62,591	188,705	(1,193)	256,251

TOTAL LIABILITIES	1,039,722	87,574	502,334	(84,087)	1,545,543
EQUITY	1,849,368	1,484,816	1,165,262	(2,650,078)	1,849,368

TOTAL LIABILITIES AND EQUITY	$2,889,090	$1,572,390	$1,667,596	$(2,734,165)	$3,394,911

Condensed Consolidating Balance Sheet As of December 31, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$137,695	$1,495,211	$1,435,613	$(83)	$3,068,436
Investment in affiliates	2,899,538	—	—	(2,899,538)	—
Other assets	229,368	91,902	803,076	(816,879)	307,467

TOTAL ASSETS	$3,266,601	$1,587,113	$2,238,689	$(3,716,500)	$3,375,903

LIABILITIES
Total notes payable	$1,683,262	$42,903	$401,157	$(760,600)	$1,366,722
Other liabilities	19,333	62,995	213,064	(56,362)	239,030

TOTAL LIABILITIES	1,702,595	105,898	614,221	(816,962)	1,605,752
EQUITY	1,564,006	1,481,215	1,624,468	(2,899,538)	1,770,151

TOTAL LIABILITIES AND EQUITY	$3,266,601	$1,587,113	$2,238,689	$(3,716,500)	$3,375,903

Condensed Consolidating Statement of Comprehensive Income for the three months ended September 30, 2016	Equity One, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$6,052	$47,909	$39,794	$—	$93,755
Equity in subsidiaries’ earnings	36,018	—	—	(36,018)	—
Total costs and expenses	11,883	23,683	22,266	(256)	57,576

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	30,187	24,226	17,528	(35,762)	36,179
Other income and (expense)	(17,563)	(240)	(4,262)	(1,193)	(23,258)

INCOME BEFORE INCOME TAXES	12,624	23,986	13,266	(36,955)	12,921
Income tax provision of taxable REIT subsidiaries	—	(61)	(299)	—	(360)

NET INCOME	12,624	23,925	12,967	(36,955)	12,561
Other comprehensive income	1,980	—	63	—	2,043

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$14,604	$23,925	$13,030	$(36,955)	$14,604

Condensed Consolidating Statement of Comprehensive Income for the three months ended September 30, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$6,002	$46,314	$38,123	$—	$90,439
Equity in subsidiaries’ earnings	36,130	—	—	(36,130)	—
Total costs and expenses	11,537	24,509	23,195	(238)	59,003

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	30,595	21,805	14,928	(35,892)	31,436
Other income and (expense)	(13,860)	19	2,401	(1,155)	(12,595)

INCOME BEFORE INCOME TAXES	16,735	21,824	17,329	(37,047)	18,841
Income tax benefit (provision) of taxable REIT subsidiaries	—	815	(197)	—	618

NET INCOME	16,735	22,639	17,132	(37,047)	19,459
Other comprehensive loss	(2,570)	—	(226)	—	(2,796)

COMPREHENSIVE INCOME	14,165	22,639	16,906	(37,047)	16,663
Comprehensive income attributable to noncontrolling interests	—	—	(2,498)	—	(2,498)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$14,165	$22,639	$14,408	$(37,047)	$14,165

Condensed Consolidating Statement of Comprehensive Income for the nine months ended September 30, 2016	Equity One, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$18,231	$143,456	$119,076	$—	$280,763
Equity in subsidiaries’ earnings	116,420	—	—	(116,420)	—
Total costs and expenses	33,587	76,479	67,182	(744)	176,504

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	101,064	66,977	51,894	(115,676)	104,259
Other income and (expense)	(46,159)	2,162	(2,229)	(1,693)	(47,919)

INCOME BEFORE INCOME TAXES	54,905	69,139	49,665	(117,369)	56,340
Income tax provision of taxable REIT subsidiaries	—	(127)	(1,004)	—	(1,131)

NET INCOME	54,905	69,012	48,661	(117,369)	55,209
Other comprehensive loss	(5,450)	—	(304)	—	(5,754)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$49,455	$69,012	$48,357	$(117,369)	$49,455

Condensed Consolidating Statement of Comprehensive Income for the nine months ended September 30, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminating Entries	Consolidated
	(In thousands)
Total revenue	$17,413	$137,769	$114,471	$—	$269,653
Equity in subsidiaries’ earnings	130,047	—	—	(130,047)	—
Total costs and expenses	32,679	69,415	64,996	(779)	166,311

INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	114,781	68,354	49,475	(129,268)	103,342
Other income and (expense)	(62,928)	(663)	20,965	(1,655)	(44,281)

INCOME BEFORE INCOME TAXES	51,853	67,691	70,440	(130,923)	59,061
Income tax benefit (provision) of taxable REIT subsidiaries	—	1,036	(569)	—	467

NET INCOME	51,853	68,727	69,871	(130,923)	59,528

Other comprehensive loss	(4,110)	—	(168)	—	(4,278)

COMPREHENSIVE INCOME	47,743	68,727	69,703	(130,923)	55,250

Comprehensive income attributable to noncontrolling interests	—	—	(7,507)	—	(7,507)

COMPREHENSIVE INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$47,743	$68,727	$62,196	$(130,923)	$47,743

Condensed Consolidating Statement of Cash Flows for the nine months ended September 30, 2016	Equity One, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(45,508)	$111,926	$91,477	$157,895

INVESTING ACTIVITIES:
Acquisition of income producing property	—	—	(30,000)	(30,000)
Additions to income producing properties	(1,070)	(5,844)	(4,842)	(11,756)
Additions to construction in progress	(1,278)	(27,994)	(29,573)	(58,845)
Deposits for the acquisition of income producing properties	(3,250)	—	—	(3,250)
Proceeds from sale of operating properties	7,203	9,288	—	16,491
Increase in deferred leasing costs and lease intangibles	(459)	(3,460)	(1,267)	(5,186)
Investment in joint ventures	(339)	—	—	(339)
Distributions from joint ventures		—	1,308	1,308
Repayments from subsidiaries, net	83,929	(66,218)	(17,711)	—

Net cash provided by (used in) investing activities	84,736	(94,228)	(82,085)	(91,577)

FINANCING ACTIVITIES:
Repayments of mortgage loans	—	(17,698)	(41,658)	(59,356)
Purchase of marketable securities for defeasance of mortgage loan	—	—	(66,447)	(66,447)
Borrowings under mortgage loans		—	100,435	100,435
Net repayments under revolving credit facility	(31,000)	—	—	(31,000)
Borrowings under senior notes	200,000	—	—	200,000
Repayment of senior notes	(230,425)	—	—	(230,425)
Payment of deferred financing costs	(5,345)	—	(1,722)	(7,067)
Proceeds from issuance of common stock	122,006	—	—	122,006
Repurchase of common stock	(554)	—	—	(554)
Stock issuance costs	(1,905)	—	—	(1,905)
Dividends paid to stockholders	(94,562)	—	—	(94,562)

Net cash used in financing activities	(41,785)	(17,698)	(9,392)	(68,875)

Net decrease in cash and cash equivalents	(2,557)	—	—	(2,557)
Cash and cash equivalents at beginning of the period	21,353	—	—	21,353

Cash and cash equivalents at end of the period	$18,796	$—	$—	$18,796

Condensed Consolidating Statement of Cash Flows for the nine months ended September 30, 2015	Equity One, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
	(In thousands)
Net cash (used in) provided by operating activities	$(69,697)	$98,518	$101,191	$130,012

INVESTING ACTIVITIES:
Acquisition of income producing property	—	(11,800)	—	(11,800)
Additions to income producing properties	(1,753)	(8,036)	(5,219)	(15,008)
Acquisition of land	—	(1,350)	—	(1,350)
Additions to construction in progress	(5,696)	(24,717)	(17,742)	(48,155)
Deposits for the acquisition of income producing properties	(2,610)	—	—	(2,610)
Proceeds from sale of operating properties	—	4,527	1,282	5,809
Increase in deferred leasing costs and lease intangibles	(1,011)	(2,532)	(1,457)	(5,000)
Investment in joint ventures	(284)	—	(23,611)	(23,895)
Advances to joint ventures	—	—	(16)	(16)
Distributions from joint ventures	—	—	7,829	7,829
Collection of development costs tax credit	—	1,542	—	1,542
Repayments from subsidiaries, net	85,016	(54,413)	(30,603)	—

Net cash provided by (used in) investing activities	73,662	(96,779)	(69,537)	(92,654)

FINANCING ACTIVITIES:
Repayments of mortgage loans	—	(1,739)	(22,935)	(24,674)
Net borrowings under revolving credit facility	57,000	—	—	57,000
Repayment of senior notes	(110,122)	—	—	(110,122)
Payment of deferred financing costs	(10)	—	—	(10)
Proceeds from issuance of common stock	124,870	—	—	124,870
Repurchase of common stock	(298)	—	—	(298)
Stock issuance costs	(624)	—	—	(624)
Dividends paid to stockholders	(84,466)	—	—	(84,466)
Purchase of noncontrolling interests	—	—	(1,216)	(1,216)
Distributions to noncontrolling interests	—	—	(7,503)	(7,503)

Net cash used in financing activities	(13,650)	(1,739)	(31,654)	(47,043)

Net decrease in cash and cash equivalents	(9,685)	—	—	(9,685)
Cash and cash equivalents at beginning of the period	27,469	—	—	27,469

Cash and cash equivalents at end of the period	$17,784	$—	$—	$17,784

18.	Related Parties

Refer to Note 11 with respect to our arrangement with MGN related to sales of common stock in connection with our ATM Program.

In June 2016, we entered into an assignment agreement with Promed Manhattan, LLC (“Promed”), an affiliate of Gazit, whereby we assumed Promed’s lease with a third party landlord commencing September 1, 2016. The leased premises consists of office space located in the same building in New York City where we maintain our corporate headquarters. Concurrently with the lease assignment, we entered into a license agreement with Gazit Group USA, Inc. (“Gazit Group”), an affiliate of Gazit, whereby Gazit Group has the right to use a designated portion of the office space subject to certain limitations. As part of the license agreement, Gazit Group will reimburse us for its pro-rata portion of the costs due to the landlord of the office space, which is currently estimated to be approximately $60,000 annually.

19.	Subsequent Events

Pursuant to the Subsequent Events Topic of the FASB ASC, we have evaluated subsequent events and transactions that occurred after our September 30, 2016 unaudited condensed consolidated balance sheet date for potential recognition or disclosure in our condensed consolidated financial statements and have also included such events in the footnotes herein.

In October 2016, we acquired San Carlos Marketplace, a 153,510 square foot shopping center located in San Carlos, California, for $97.0 million. In connection with the transaction, we also paid $3.4 million for the prepayment penalty on the existing mortgage loan encumbering the property, which was not assumed in the acquisition, and drew the remaining $75.0 million under our $300.0 million delayed draw term loan facility. Additionally, in November 2016, we acquired an outparcel adjacent to Pablo Plaza located in Jacksonville, Florida, for $2.6 million.